KPMG LLP was previously the principal accountants for the Baillie
Gifford Funds. On August 31, 2006, that firm was dismissed and
Briggs, Bunting & Dougherty, LLP was engaged as principal accountants. The decision to change accountants was approved by the Audit Committee of the Board of Trustees.

During the two fiscal years ended December 31, 2005, and the subsequent interim period through August 31, 2006, there were no: (1) disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement, or
(2) reportable events.

The audit reports of KPMG LLP on the financial statements of the Baillie Gifford Funds as of and for the years ended December 31, 2005 and 2004 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

A letter from KPMG LLP is attached as Exhibit 77K to this Form
N-SAR.